    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1997
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               -------------------
                                   CYMER, INC.
             (Exact name of Registrant as specified in its charter)


           NEVADA                                        33-0175463
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                            16750 VIA DEL CAMPO COURT
                           SAN DIEGO, CALIFORNIA 92127
                                 (619) 451-7300

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               -------------------
                               DR. ROBERT P. AKINS
          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                   CYMER, INC.
                            16750 VIA DEL CAMPO COURT
                           SAN DIEGO, CALIFORNIA 92127
                                 (619) 451-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -------------------
                                   Copies to:
                           HENRY P. MASSEY, JR., ESQ.
                             DAVID C. DRUMMOND, ESQ.
                              GREGORY T. COX, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (415) 493-9300
                               -------------------

        Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               -------------------

                                                                     PROPOSED              PROPOSED
           TITLE OF EACH CLASS OF                 AMOUNTS TO      MAXIMUM OFFERING     MAXIMUM  AGGREGATE      AMOUNT OF
        SECURITIES TO BE REGISTERED              BE REGISTERED    PRICE PER UNIT (1)   OFFERING PRICE (1)   REGISTRATION FEE
        ---------------------------              -------------    ------------------   ------------------   ----------------
3 1/2%/7 1/4% Step-Up Convertible Subordinated
Notes due August 6, 2004......................   $172,500,000          100%              $172,500,000         $52,272.73
Common Stock, no par value....................      3,670,213(2)        --                         --                 --(3)


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act of 1933, as amended.

(2) Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the 3/1/2%/7 1/4% Step-Up Convertible Subordinated Notes due August 6, 2004 registered hereby and, pursuant to Rule 416 under the Securities Act of 1933, as amended, such indeterminate number of shares of Common Stock as shall be required for issuance upon conversion of the Notes being registered hereunder.

(3) No additional consideration will be received for the Common Stock and, therefore, no registration fee is required pursuant to Rule 457(i).

                               -------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS


                                   CYMER, INC.

                                U.S. $172,500,000
     3 1/2%/7 1/4% Step-Up Convertible Subordinated Notes due August 6, 2004
                                       and
             Shares of Common Stock Issuable Upon Conversion Thereof
                             -----------------------

         This Prospectus relates to $172,500,000 aggregate principal amount of 3 1/2%/7 1/4% Step-Up Convertible Subordinated Notes due August 6, 2004 (the "Notes") of Cymer, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Securities Act"), and the shares of Common Stock, $.001 par value of the Company, ("Common Stock") issuable upon the conversion of the Notes (the "Conversion Shares"). The Notes registered hereby were issued and sold on August 6, 1997 (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act, by Morgan Stanley & Co. Incorporated and Montgomery Securities, as the initial purchasers (the "Initial Purchasers") of the Notes, to "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) and other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D of the Securities Act) or in compliance with the provisions of Regulation S under the Securities Act. The Notes and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Securityholders") pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a registration rights agreement dated as of August 6, 1997 (the "Registration Agreement") between the Company and the Initial Purchasers, entered into in connection with the Original Offering.

         The Notes are convertible at the option of the holder into shares of Common Stock of the Company (at any time on or after November 5, 1997 and prior to redemption or maturity, at a conversion rate of 21.2766 shares per $1,000 principal amount of Notes), subject to adjustment under certain circumstances. Interest on the Notes is payable semi-annually in arrears on February 6 and August 6 of each year, commencing on February 6, 1998. On October 29, 1997, the closing price of the Common Stock, which is quoted on the Nasdaq National Market under the symbol "CYMI," was $25 3/4 per share.

                             -----------------------

                  THE NOTES AND THE COMMON STOCK OFFERED HEREBY
                INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                              COMMENCING ON PAGE 8.

                             -----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS OCTOBER 30, 1997

         The Notes are unsecured general obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture). See "Description of Notes -- Subordination of Notes." The Notes will mature on August 6, 2004, and may be redeemed, at the option of the Company, in whole or in part, on at least 30 days' notice, at any time on or after August 9, 2000 at the redemption prices set forth herein plus accrued interest. Each holder of Notes will have the right to cause the Company to redeem any or all of such holder's Notes, in the event of a Fundamental Change (as defined in the Indenture) that occurs at any time prior to August 6, 2004.

         The Notes and the Conversion Shares may be offered by the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Notes or Conversion Shares directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Notes or Conversion Shares by the Selling Securityholders. The Company has agreed to pay all expenses incident to the offer and sale of the Notes and Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. See "Plan of Distribution."

         The Notes have been designated for trading on The Portal Market. Notes sold pursuant to this Prospectus are not eligible for trading on The Portal Market.

         The Selling Securityholders will receive all of the net proceeds from the sale of the Notes and the Common Stock issuable upon conversion of the Notes and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Notes and the Common Stock issuable upon conversion of the Notes. The Company is responsible for payment of all other expenses incident to the offer and sale of the Notes and the Common Stock issuable upon conversion of the Notes.

                             -----------------------

                                TABLE OF CONTENTS

                                                                                                                   Page
                                                                                                                   ----
Available Information.................................................................................................3
Documents Incorporated by Reference...................................................................................3
The Company...........................................................................................................5
The Offering..........................................................................................................6
Risk Factors..........................................................................................................8
Ratio of Earnings to Fixed Charges...................................................................................19
Use of Proceeds......................................................................................................19
Dividend Policy......................................................................................................19
Description of Notes.................................................................................................20
Certain Federal Income Tax Considerations............................................................................30
Selling Securityholders..............................................................................................34
Plan of Distribution.................................................................................................35
Legal Matters........................................................................................................36
Experts..............................................................................................................36

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Notes and Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the Notes and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to William A. Angus, III, Cymer, Inc., 16750 Via Del Campo Court, San Diego, CA 92127, Phone: (619) 451-7300.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

         2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

         3.       The Company's Current Report on Form 8-K filed on August 7,
                  1997.

         4.       The Company's Current Report on Form 8-K filed on August 19,
                  1997.

         5. The description of the Company's capital stock contained in the Company's Registration Statement filed on Form 8-A dated September 6, 1996, and as amended on Form 8-A/A dated October 24, 1997.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing thereof.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement.

                                     SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included or incorporated by reference in this Prospectus.

                                   THE COMPANY

         Cymer is the leading provider of excimer laser illumination sources for use in deep ultraviolet ("DUV") photolithography systems targeted at the pilot and volume production segments of the semiconductor manufacturing market. The Company's lasers are incorporated into step-and-repeat and step-and-scan photolithography systems for use in the manufacture of semiconductors with critical feature sizes below 0.35 microns. The Company believes that its excimer lasers constitute a substantial majority of all excimer lasers incorporated in DUV photolithography tools. The Company's customers include all five manufacturers of DUV photolithography systems: ASM Lithography, Canon, Integrated Solutions, Nikon and SVG Lithography. Photolithography systems incorporating the Company's excimer lasers have been purchased by each of the world's 15 largest semiconductor manufacturers: Intel, NEC, Motorola, Toshiba, Hitachi, Texas Instruments, Samsung, Fujitsu, Mitsubishi, Philips, SGS-THOMSON, Siemens, Matsushita, IBM and National Semiconductor.

         The Company believes its leading position in the excimer laser market is attributable to its development of advanced technologies that address the needs of its customers as well as semiconductor manufacturers. The performance characteristics of the Company's excimer lasers include high pulse repetition rate, narrow bandwidth, energy stability and reliability relative to competing products. The Company also believes that it is currently the only volume supplier of excimer laser systems for DUV photolithography applications. The Company's krypton fluoride excimer lasers are currently capable of producing critical features as small as 0.25 microns, and the Company believes its technology is extendible to critical feature sizes as small as 0.10 microns by using different gas combinations and advanced optical and photomask technology.

                                         THE OFFERING

Securities Offered.................  $172,500,000 principal amount of 3 1/2%/7 1/4% Step-Up
                                        Convertible Subordinated Notes due 2004 (the "Notes"), issued under an indenture dated as of August 6, 1997 (the "Indenture")
                                        between the Company and State Street Bank and Trust
                                        Company of California, N.A. as trustee (the "Trustee") and
                                        Common Stock issuable upon conversion thereof..

Interest Payment Dates.............  February 6 and August 6, commencing February 6, 1998.

Conversion.........................  The Notes are convertible at the option of the holder at any time on or after November 5, 1997 through maturity, unless previously redeemed, into Common Stock at a conversion price of $47
                                        (adjusted to reflect the Company's 2-for-1 stock split effective
                                        August 21, 1997) per share (equivalent to a conversion rate of approximately 21.2766 shares per $1,000 stated principal
                                        amount of Notes), subject to adjustment in certain events.  See
                                        "Description of Notes-- Conversion of Notes."

Subordination......................  The Notes are subordinated to all existing and future Senior
                                        Indebtedness (as defined).  At June 30, 1997, the Company had approximately $2.4 million of outstanding Senior Indebtedness.
                                        The Indenture does not prohibit or limit the incurrence of additional Senior Indebtedness.

Redemption.........................  The Notes are not redeemable by the Company prior to August 9,
                                        2000.  Subject to the foregoing, the Notes will be redeemable on at least 30 days' notice at the option of the Company, in whole or in part, at any time, at the redemption prices set forth in
                                        "Description of Notes," in each case together with accrued interest.

Fundamental Change.................  Upon the occurrence of any Fundamental Change (as defined) prior to the maturity of the Notes, each holder shall have the right, at such holder's option, to require the Company to redeem all or any part (provided that the principal amount is $1,000 or an integral multiple thereof) of such holder's Notes at the
                                        redemption prices set forth in "Description of Notes," subject to adjustment in certain events, together with accrued interest.  See
                                        "Description of Notes-- Redemption at Option of the Holder."

Use of Proceeds....................  The Company will not receive any of the proceeds from sale of any of the Notes or the Common Stock issuable upon conversion
                                        thereof.


Registration Rights................  Upon any failure by the Company to comply with certain of its obligations under the Registration Rights Agreement, certain predetermined liquidated damages will be payable by the
                                        Company to those holders of the Notes and those holders of
                                        Common Stock issued upon conversion of the Notes who have
                                        requested to sell pursuant to the registration statement.

                                  RISK FACTORS

         This Prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to the Company as of the date of such documents. The Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these such-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information set forth in this Prospectus.

         Likely Fluctuations in Operating Results. The Company's operating results have in the past fluctuated and are likely in the future to fluctuate significantly depending upon a variety of factors. Such factors may include: the demand for semiconductors in general and, in particular, for leading-edge devices with smaller circuit geometries; the rate at which semiconductor manufacturers take delivery of photolithography tools from the Company's customers; cyclicality in the market for semiconductor manufacturing equipment; the timing and size of orders from the Company's small base of customers; the ability of the Company to manufacture, test and deliver laser systems in a timely and cost effective manner; the mix of shipments between new lasers and lower-margin replacement parts; the ability of the Company's competitors to obtain orders from the Company's customers; the timing of new product announcements and releases by the Company and its competitors; the entry of new competitors into the market for DUV photolithography illumination sources; the ability of the Company to manage its costs as it supplies its products in higher volumes; and the Company's ability to manage effectively its exposure to foreign currency exchange rate fluctuations, principally with respect to the Japanese yen (in which sales by the Company's Japanese subsidiary are denominated). In addition, the Company's operating results may be affected by reductions in customer laser inventories as customers become more efficient at integrating the Company's lasers into their photolithography tools.

         The Company has historically derived a substantial portion of its quarterly and annual revenues from the sale of a relatively small number of systems, which range in price from approximately $400,000 to $600,000. As a result, the precise timing of the recognition of revenue from an order for a small number of systems can have a significant impact on the Company's total revenues and operating results for a particular period. The Company's operating results for a particular period could be adversely affected if orders for a small number of systems are canceled or rescheduled by customers or cannot be filled in time to recognize revenue during that period due to, for example, unanticipated manufacturing, testing, shipping or product acceptance delays. The Company's expense levels are based, in large part, on the Company's expectations as to future revenues and are, therefore, relatively fixed in the short term. If revenue levels fall below expectations, net income will be disproportionately and adversely affected. The impact of these and other factors on the Company's revenues and operating results in any future period cannot be forecast with any degree of certainty.

         The Company believes that semiconductor manufacturers are currently developing capability for pilot Production of 0.25um devices. The Company also believes that demand for its excimer lasers for DUV photolithography tools is currently being driven by the efforts to develop such capability. Once semiconductor manufacturers have acquired such capability, the Company believes that they will continue to invest in DUV photolithography tools to expand their capacity to manufacture 0.25um devices only to the degree to which their sales forecasts and 0.25um manufacturing process yields justify such investment. Accordingly, the Company currently expects that demand for its DUV excimer lasers will be subject to such demand and process development constraints.

         Recently, the Company has significantly increased the scale of its operations and its manufacturing capacity, including hiring additional personnel and substantially increasing the number of systems in production. This expansion has resulted in higher materials and work-in-process inventory levels and significantly higher operating expenses, and has required the Company to implement a variety of new systems, procedures and controls. Based on its backlog of orders at September 30, 1997, the Company expects to continue to increase its inventories and operating expenses. If orders received by the Company do not result in sales, or if the Company is unable to sustain its revenues at anticipated levels, the Company's operating results would be materially adversely affected.

         Due to the foregoing factors, as well as other unanticipated factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts or investors. In such event, the market price of the Company's Common Stock would be materially adversely affected.

         Unpredictability of Future Operating Results. The Company was founded in 1986 and shipped its first prototype laser system in 1988. Although in recent periods the Company has experienced sequential revenue growth and has been profitable, there can be no assurance that the Company's revenues will grow or be sustained in future periods or that the Company will be profitable in any future period. The Company's history of annual and quarterly operating losses, its substantial expansion in manufacturing capacity, its limited experience in supplying products in volume and the difficulty of predicting the demand for its products, among other factors, make the prediction of future operating results difficult if not impossible.

         Risks Associated with Rapid and Substantial Manufacturing Expansion. To meet current and anticipated demand for its products, the Company must continue to increase the rate by which it manufactures and tests its photolithography laser systems. Although the Company has experienced recent success in expanding production, the Company has historically been unable to manufacture and test its photolithography laser systems fast enough to meet some of its delivery schedules. Should the Company fail to meet delivery orders in the future, the Company's customers could cancel orders and seek to meet all or a portion of their needs for illumination sources from the Company's competitors. The Company is also increasingly relying on outside suppliers for the manufacture of various components and subassemblies used in its products and is dependent upon these suppliers to meet the Company's manufacturing schedules. The failure by one or more of these suppliers to supply the Company on a timely basis with sufficient quantities of components or subassemblies that perform to the Company's specifications could affect the Company's ability to deliver completed lasers to its customers on schedule. See "-- Dependence on Key Suppliers." Additionally, the Company may underestimate the costs required to increase its manufacturing capacity, which may materially adversely affect the Company's financial condition and results of operations.

         In addition to increasing manufacturing capacity at its facilities in San Diego, California, the Company has qualified Seiko Instruments, Inc. ("Seiko") of Japan as a contract manufacturer of its photolithography lasers. While Seiko began limited production of lasers for the Company in the first quarter of 1997, there can be no assurance that Seiko can maintain production on schedule. The failure of Seiko to maintain production on schedule could have a material adverse effect on the Company's business, financial condition and results of operations.

         Seiko has been advised by Komatsu, Ltd. ("Komatsu"), a competitor of the Company, that certain aspects of the Company's lasers might infringe certain patents that have been issued to Komatsu in Japan and that Komatsu intends to enforce its rights under such patents against Seiko, if Seiko engages in manufacturing activities for the Company. Cymer has been advised by its patent counsel in this matter, Wilson Sonsini Goodrich & Rosati, Professional Corporation, which is relying in part on the opinion of the Company's Japanese patent counsel, that in the opinion of such firm the Company's products do not infringe any valid claims included in the Komatsu patents. In the event that, notwithstanding its manufacturing agreement with the Company, Seiko should determine not to continue manufacturing the Company's products until resolution of the matter with Komatsu, the Company's ability to meet the anticipated demand for its products could be materially adversely affected. See "-- Uncertainty Regarding Patents and Protection of Proprietary Technology."

         Dependence on Key Suppliers. Certain of the components and subassemblies included in the Company's products are obtained from a single supplier or a limited group of suppliers. In particular, there are no alternative sources for certain of the components and subassemblies, including certain optical components and pre-ionizer tubes used in the Company's lasers. In addition, the Company is increasingly outsourcing the manufacture of various subassemblies. Although to date the Company has been able to obtain adequate supplies of the components and subassemblies used in the production of the Company's laser systems in a timely manner from existing sources, the Company has only recently commenced volume production of laser systems, which has caused many of its suppliers to also commence volume production of the Company's components and subassemblies. The Company believes that its recent manufacturing expansion has significantly strained the production capacity of certain key suppliers, including suppliers of optical components and pre-ionizer tubes. In addition, certain materials necessary for precise optical performance in the Company's lasers, including the calcium fluoride used in certain of the Company's lasers, are in short supply. If the Company is unable to obtain sufficient quantities of such materials, components or subassemblies, or if such items do not meet the Company's quality standards, delays or reductions in product shipments could occur which could have a material adverse effect on the Company's business, financial condition and results of operations.

         Dependence on Single Product Line. The Company's only product line is excimer lasers, the primary market for which is use in DUV photolithography equipment for manufacturing deep-submicron semiconductor devices. Demand for the Company's products will depend in part on the rate at which semiconductor manufacturers adopt excimer lasers as the illumination source for their photolithography tools. Impediments to such adoption include a shortage of engineers with experience implementing, utilizing and maintaining DUV photolithography systems that incorporate excimer laser illumination sources, instability of photoresists used in DUV photolithography and a shortage of specialized glass used in DUV optics. There can be no assurance that such impediments can or will be overcome, and, in any event, such impediments may materially reduce the demand for the Company's products. In addition, to the extent that such manufacturers are able to produce semiconductors with smaller critical feature sizes by extending the performance capabilities of mercury lamp illumination sources used in existing DUV photolithography tools, the demand for the Company's products would also be materially reduced. Further, if the Company's customers experience reduced demand for DUV photolithography tools, or if the Company's competitors are successful in obtaining significant orders from such customers, the Company's financial condition and results of operations would be materially adversely affected.

         Limited Production Use of Excimer Lasers. The Company first shipped its lasers for photolithography applications in 1988. The Company is not aware of any semiconductor manufacturer using the Company's laser for volume production of semiconductor devices. There can be no assurance that the Company's products will meet production specifications when subjected to prolonged and intense use in volume production in semiconductor manufacturing processes. If any semiconductor manufacturer is not able to successfully achieve volume production using the Company's lasers, the Company's reputation with semiconductor manufacturers or the limited number of photolithography tool manufacturers could be damaged, which would have a material adverse effect on the Company's business, financial condition and results of operations.

         Dependence on Small Number of Customers. The Company's primary customer base is composed of a small number of manufacturers of DUV photolithography tools. Four large firms, ASM Lithography, Canon, Nikon and SVG Lithography (a subsidiary of Silicon Valley Group, Inc.), dominate the photolithography tool business and collectively accounted for approximately 41%, 65%, 90% and 95% of the Company's total revenues in 1994, 1995, 1996 and the first nine months of 1997, respectively. Sales to ASM Lithography, Canon, Nikon and SVG Lithography accounted for approximately 25%, 24%, 41% and 4%, respectively, of total revenues for the first nine months of 1997 and 19%, 30%, 31% and 10%, respectively, of total revenues in 1996. The Company expects that sales of its systems to these customers will continue to account for substantially all of its revenues in the foreseeable future. None of the Company's customers is obligated to purchase a minimum number of the Company's products. Loss of any significant business from any one of these customers or a significant reduction in orders from any one of these customers, including reductions caused by changes in a customer's competitive position, a decision to purchase illumination sources from other suppliers or economic conditions in the semiconductor and photolithography tool industries, would have a material adverse effect on the Company's business, financial condition and results of operations.

         Need to Manage a Changing Business. The Company recently has dramatically expanded the scope of its operations and the number of employees in most of its functional areas. For example, the Company increased the number of its employees from 136 at December 31, 1995 to 336 at December 31, 1996 and to 726 at September 30, 1997. The Company installed a new management information system and has also substantially expanded its facilities and manufacturing capacity. For example, since December 31, 1996 the Company has occupied three additional buildings covering approximately 187,000 square feet. If demand for the Company's products continues to grow, the Company will be required to continue this expansion. The management of such growth, if such growth occurs, will require the Company to continue to improve and expand its management, operational and financial systems, including accounting and other internal management systems, its quality control, delivery and field service and customer support capabilities. The Company will be required to attract, train and retain key technical personnel, including both hardware and software engineers, in order to support the Company's growth. The Company will be required to manage effectively its expanding international operations, including the operations of its Japanese subsidiary, its field service and support presence in Asia and Europe and its relationship with Seiko as a manufacturer of its photolithography lasers. The Company must also effect timely deliveries of its products and maintain the product quality and reliability required by its customers. The Company has experienced, and may continue to experience, delays in deliveries to customers as a result of its inability to increase its manufacturing capacity fast enough to meet demand. Any failure to manage the Company's growth, if such growth occurs, would materially adversely affect the Company's financial condition and results of operations.

         Risks Associated with Laser Warranty; Need to Increase Production of Component Modules. In the first quarter of 1997, the Company determined that certain previously-shipped 5000 series lasers required changes in order to meet the performance levels specified by the Company. As a result, the Company has undertaken efforts through which it intends to make the necessary hardware and software changes to such lasers.

In connection with these efforts, the Company has temporarily reallocated management, technical and manufacturing resources and increased its warranty reserve for the nine months ended September 30, 1997 by approximately $6.4 million. There can be no assurance that such efforts will be successful, that such warranty reserve will be sufficient to cover the costs associated with such efforts, or that additional reserves will not be required in the future. If such efforts are unsuccessful, or if the costs associated therewith are greater than anticipated, the Company's business, financial condition and results of operations could be materially and adversely affected.

         The Company's aforementioned efforts and growing installed base will require it to increase production of replacement parts and component modules. Because the Company prioritizes the reliable operation of its installed units at semiconductor manufacturers above all other requirements, it typically utilizes available component modules first to support existing systems in the field. Accordingly, the failure to rapidly expand production of component modules could result in the delay in shipment of new laser systems, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         Need to Expand Field Service and Support Organization. The Company believes that the need to provide fast and responsive service to the semiconductor manufacturers using its lasers is critical and that it will not be able to depend solely on its direct customers to provide this specialized service. Therefore, the Company believes it is essential to establish, through trained third-party sources or through its own personnel, a rapid response capability to service its lasers throughout the world. Accordingly, the Company is currently expanding its direct support infrastructure in Japan, Europe, Korea and Taiwan and Southeast Asia. This expansion entails recruiting and training qualified field-service personnel and building effective and highly trained organizations that can provide service to customers in various countries in their assigned regions. The Company has historically experienced difficulties in effectively training field-service personnel. There can be no assurance that the Company will be able to attract and train qualified personnel to establish these operations successfully or that the costs of such operations will not be excessive. A failure to implement this plan effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

         Competition. The Company currently has two significant competitors in the market for excimer laser systems for photolithography applications. Lambda-Physik R&D ("Lambda-Physik"), a German-based subsidiary of Coherent, Inc. ("Coherent") and Komatsu, Ltd., located in Japan. Both of these companies are larger than the Company, have access to greater financial, technical and other resources than does the Company and are located in closer proximity to the Company's customers than is the Company. Although the Company believes that these competitors are not yet supplying excimer lasers in volume for photolithography applications, the Company believes that both companies are aggressively seeking to gain larger positions in this market. The Company believes that its customers have each purchased one or more products offered by these competitors and that its customers will continue to actively qualify these competitors' lasers in their search for a second source. If competitors successfully qualify their lasers for use by the Company's customers, the Company could lose market share and its growth could slow or even decline. In the future, the Company will likely experience competition from other technologies, such as extreme ultraviolet ("EUV"), X-ray, electron beam and ion projection processes. To remain competitive, the Company believes that it will be required to manufacture and deliver products to customers on a timely basis and without significant defects and that it will also be required to maintain a high level of investment in research and development and in sales and marketing. There can be no assurance that the Company will have sufficient resources to continue to make the investments necessary to maintain its competitive position. In addition, the market for excimer lasers is still small and immature and there can be no assurance that larger competitors with substantially greater financial resources, including other manufacturers of industrial lasers, will not attempt to enter the market. There can be no assurance that the Company will remain competitive. A failure to remain competitive would have a material adverse effect on the Company's business, financial condition and results of operations.

         Risk of Excessive Inventory Buildups by Photolithography Tool Manufacturers. Substantially all of the Company's customers are photolithography tool manufacturers, which in turn sell their systems to semiconductor manufacturers. Over the past year, the Company's customers have substantially increased their forecasted shipments of DUV photolithography tools. The Company believes that the increase in competitive demand for DUV photolithography tools may have caused, and may continue to cause, a degree of over-ordering of the Company's products. The Company is working with its customers to better understand end user demand for DUV photolithography tools. However, there can be no assurance that the Company will be successful in this regard, or that its customers will not build excessive laser inventories. Excessive customer laser inventories could result in a material decline in the Company's revenues and operating results in future periods as such inventories are brought into balance.

         Dependence on Semiconductor Industry. Substantially all of the Company's revenues are derived from photolithography tool manufacturers that in turn depend on the demand for their products from semiconductor manufacturers. Semiconductor manufacturers correspondingly depend on the demand from manufacturers of end- products or systems that use semiconductors. The semiconductor industry is highly cyclical and has historically experienced periodic and significant downturns, which often have had a severe effect on the demand for semiconductor manufacturing equipment, including photolithography tools. The Company believes that downturns in the semiconductor manufacturing industry will occur in the future, and will result in decreased demand for semiconductor manufacturing equipment. In addition, the Company believes that its ability to reduce expenses in a future downturn will be constrained by the need for continual investment in research and development, and the need to maintain extensive ongoing customer service and support capability. Accordingly, any downturn in the semiconductor industry could have a material adverse effect on the Company's business, financial condition and results of operations.


         Rapid Technological Change; New Product Introductions. Semiconductor manufacturing equipment and processes are subject to rapid technological change. The Company believes that its future success will depend in part upon its ability to continue to enhance its excimer laser products and their process capabilities and to develop and manufacture new products with improved capabilities. In order to enhance and improve its products and develop new products, among other things, the Company must work closely with its customers, particularly in the product development stage, to integrate its lasers with its customers' photolithography tools. There can be no assurance that future technologies, such as EUV, X-ray, electron beam and ion projection processes, will not render the Company's excimer laser products obsolete or that the Company will be able to develop and introduce new products or enhancements to its existing products and processes in a timely manner that satisfy customer needs or achieve market acceptance. The failure to do so could materially adversely affect the Company's business, financial condition and results of operations.

         Uncertainty Regarding Patents and Protection of Proprietary Technology. The Company believes that the success of its business depends more on such factors as the technical expertise of its employees, as well as their innovative skills and marketing and customer relations ability, than on patents, copyrights, trade secrets and other intellectual property rights. Nevertheless, the success of the Company may depend in part on patents, and as of July 15, 1997, the Company owned 20 United States patents covering certain aspects of technology associated with excimer lasers which expire from January 2008 to February 2016 and had applied for 20 additional patents in the United States, two of which have been allowed. As of July 15, 1997, the Company had filed 72 patent applications in other countries. There can be no assurance that the Company's pending patent applications or any future applications will be approved, that any patents will provide it with competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the Company's ability to do business. In this regard, due to cost constraints, the Company did not begin filing for patents in Japan or other countries with respect to inventions covered by its United States patents and patent applications until recently and has therefore lost the right to seek patent protection in those countries for certain of its inventions. Additionally, because foreign patents may afford less protection under foreign law than is available under United States patent law, there can be no assurance that any such patents issued to the Company will adequately protect the Company's proprietary information. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or, if patents are issued to the Company, design around the patents issued to the Company.

         Others may have filed and in the future may file patent applications that are similar or identical to those of the Company. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial cost to the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company.

         The Company also relies upon trade secret protection, employee and third-party nondisclosure agreements and other intellectual property protection methods to protect its confidential and proprietary information. Despite these efforts, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology or that the Company can meaningfully protect its trade secrets.

         The Company has in the past funded a significant portion of its research and development expenses from research and development revenues received from photolithography tool manufacturers and from SEMATECH, a semiconductor industry consortium, in connection with the design and development of specific products. Although the Company's arrangements with photolithography tool manufacturers and SEMATECH seek to clarify the ownership of the intellectual property arising from research and development services performed by the Company, there can be no assurance that disputes over the ownership or rights to use or market such intellectual property will not arise between the Company and such parties. Any such dispute could result in restrictions on the Company's ability to market its products and could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company has in the past been, and may in the future be, notified that it may be infringing intellectual property rights possessed by third parties. The Company's Japanese manufacturing partner, Seiko, has been notified by Komatsu, one of the Company's competitors, that certain aspects of the Company's lasers might infringe three patents (the "Komatsu Patents") that have been issued to Komatsu in Japan, and that Komatsu intends to enforce its rights under the Komatsu Patents against Seiko if Seiko continues to engage in manufacturing activities for the Company. In connection with its manufacturing agreement with Seiko, the Company has agreed to indemnify Seiko against such claims under certain circumstances. The Company has engaged in discussions with Komatsu with respect to the Komatsu Patents, in the course of which Komatsu has also identified to the Company a number of pending applications and additional patents. The Company, in consultation with Japanese patent counsel, has initiated oppositions to two of the Komatsu Patents and one of the applications in the Japanese Patent Office. However, there can be no assurance that litigation will not ensue with respect to these claims, that the Company and Seiko would ultimately prevail in any such litigation or that Komatsu will not assert infringement claims under additional patents.

         Any patent litigation would at a minimum be costly and could divert the efforts and attention of the Company's management and technical personnel, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that other infringement claims by third parties or other claims for indemnification by customers or end users of the Company's products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect the Company's business, financial condition and results of operations. If any such claims are asserted against the Company, the Company may seek to obtain a license under the third party's intellectual property rights. There can be no assurance, however, that a license will be available on reasonable terms, if at all. The Company could decide, in the alternative, to resort to litigation to challenge such claims or to design around the patented technology. Such actions could be costly and would divert the efforts and attention of the Company's management and technical personnel, which would materially adversely affect the Company's business, financial condition and results of operations.

         The Company has registered the trademark CYMER in the United States and certain other countries and is seeking additional registrations in certain countries. In Japan, the Company's application for registration was rejected on the grounds that it is similar to a trademark previously registered by a Japanese company for a broad range of products. The Company is seeking a partial nullification of the other registration with respect to laser devices and related components and does not believe that the holder of the other trademark is engaged in any business similar to that of the Company. For this reason, the Company is continuing to use the trademark CYMER in Japan and believes that it will ultimately be permitted to register such mark for use with its products and that it is not infringing the other company's trademark. There can be no assurance that the Company will ultimately succeed in its efforts to register its trademark in Japan or that it will not be subjected to an action for trademark infringement, which could be costly to defend and, if successful, would require the Company to cease use of the mark and, potentially, to pay damages.

         Dependence on Key Personnel. The Company is highly dependent on the services of a number of key employees in various areas, including engineering, research and development, sales and marketing and manufacturing. In particular, there are a limited number of experts in excimer laser technology and there is intense competition for such personnel, as well as for the highly-skilled hardware and software engineers the Company requires. The Company has in the past experienced, and continues to experience, difficulty in hiring personnel, including experts in excimer laser technology. The Company believes that, to a large extent, its future success will depend upon the continued services of its engineering, research and development, sales and marketing and manufacturing and service personnel and on its ability to attract, train and retain highly skilled personnel in each of these areas. The Company does not have employment agreements with any of its employees, and there is no assurance that the Company will be able to retain its key employees. The failure of the Company to hire, train and retain such personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

         Risks of International Sales and Operations. Approximately 69%, 81% and 89% of the Company's revenues in 1995, 1996 and the first nine months of 1997, respectively, were derived from customers located outside the United States. Because a significant majority of the Company's principal customers are located in other countries, the Company anticipates that international sales will continue to account for a significant portion of its revenues. In order to support its overseas customers, the Company maintains subsidiaries in Japan, Korea and Taiwan, is expanding its field service and support operations worldwide and will continue to work with Seiko as a manufacturer of its products in Japan. There can be no assurance that the Company will be able to manage these operations effectively or that the Company's investment in these activities will enable it to compete successfully in international markets or to meet the service and support needs of its customers. Additionally, a significant portion of the Company's sales and operations could be subject to certain risks, including tariffs and other barriers, difficulties in staffing and managing foreign subsidiary and branch operations, currency exchange risks and exchange controls, potentially adverse tax consequences and the possibility of difficulty in accounts receivable collection. Further, while the Company has experienced no difficulty to date in complying with United States export controls, these rules could change in the future and make it more difficult or impossible for the Company to export its products to various countries. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company's results of operations are subject to fluctuations in the value of the Japanese yen against the United States dollar due to sales by the Company to its Japanese subsidiary being denominated in dollars, and sales by the subsidiary to customers in Japan being denominated in yen. The Company's subsidiary manages its exposure to such fluctuations by entering into foreign currency exchange contracts to hedge its purchase commitments. Although management will continue to monitor the Company's exposure to currency fluctuations, and, when appropriate, use financial hedging techniques to minimize the effect of these fluctuations, there can be no assurance that exchange rate fluctuations will not have a material adverse effect on the Company's results of operations or financial condition. In the future, the Company could be required to sell its products in other currencies, which would make the management of currency fluctuations more difficult and expose the Company to greater risks in this regard.

         The Company's products are subject to numerous foreign government standards and regulations that are continually being amended. Although the Company endeavors to meet foreign technical and regulatory standards, there can be no assurance that the Company's products will continue to comply with foreign government standards and regulations, or changes thereto, or that it will be cost effective for the Company to redesign its products to comply with such standards and regulations. The inability of the Company to design or redesign products to comply with foreign standards could have a material adverse effect on the Company's business, financial condition and results of operations.

         Environmental and Other Government Regulations. Federal, state and local regulations impose various controls on the storage, handling, discharge and disposal of substances used in the Company's manufacturing process and on the facility leased by the Company. The Company believes that its activities conform to present governmental regulations applicable to its operations and its current facilities, including those related to environmental, land use, public utility utilization and fire code matters. There can be no assurance that such governmental regulations will not in the future impose the need for additional capital equipment or other process requirements upon the Company or restrict the Company's ability to expand its operations. The adoption of such measures or any failure by the Company to comply with applicable environmental and land use regulations or to restrict the discharge of hazardous substances could subject the Company to future liability or could cause its manufacturing operations to be curtailed or suspended.

         Risks of Product Liability Claims. The Company faces a significant risk of exposure to product liability claims in the event that the use of its products results in personal injury or death, and there can be no assurance that the Company will not experience material product liability losses in the future. The Company maintains insurance against product liability claims, but there can be no assurance that such coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for liabilities actually incurred. Also, in the event that any of the Company's products prove to be defective, the Company may be required to recall or redesign such products. A successful claim brought against the Company in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against the Company, could have a material adverse effect on the Company's business, financial condition and results of operations.

         Subordination. The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness (as defined) of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company or upon acceleration of the Notes due to an Event of Default under the Indenture and in certain other events, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Notes also are effectively subordinated to the liabilities, including trade payables, of any subsidiary of the Company. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or any subsidiary of the Company, and the incurrence of additional indebtedness and other liabilities by the Company or any subsidiary of the Company could adversely affect the Company's ability to pay its obligations on the Notes. As of September 30, 1997, the Company had approximately $1.3 million of Senior Indebtedness outstanding. The Company anticipates that from time to time it will incur additional indebtedness, including Senior Indebtedness, and that it will, and subsidiaries of the Company may, from time to time incur other additional indebtedness and liabilities. See "Description of Notes -- Subordination of Notes."

         Limitations on Redemption of Notes Upon a Fundamental Change. Upon a Fundamental Change (as defined), each holder of the Notes will have certain rights, at the holder's option, to require the Company to redeem all or a portion of such holder's Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all the Notes tendered by the holders thereof. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain restrictions prohibiting the Company from purchasing or redeeming any Notes and may also provide that a Fundamental Change would constitute an event of default thereunder. In the event a Fundamental Change occurs at a time when the Company is prohibited from purchasing or redeeming the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing or redeeming the Notes. In such case, the Company's failure to redeem tendered Notes would constitute an Event of Default under the Indenture, and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company nor would the requirement that the Company offer to repurchase the Notes upon a Fundamental Change necessarily afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company. See "Description of Notes -- Redemption at Option of the Holder."

         Absence of Public Market for the Notes and Restrictions on Resale. The Notes were issued in August 1997 to a small number of institutional buyers. The Notes issued in reliance on 144A have been designated for trading on the PORTAL system of the National Association of Securities Dealers, Inc. Notes sold pursuant to the Registration Statement of which this Prospectus forms a part are not expected to remain eligible for trading on the PORTAL Systems. The Registration Statement of which this Prospectus forms a part is filed pursuant to the Registration Rights Agreement, which does not obligate the Company to keep the Registration Statement effective after the date when all the Notes and the Common Stock issuable on conversion thereof covered by the Registration Statement have been sold pursuant to the Registration Statement or may be sold without registration pursuant to Rule 144(k) under the Securities Act. The Company does not intend to apply for listing of the Notes on any securities exchange or to seek approval for quotation through any automated quotation system. The Initial Purchasers have advised the Company that they intend to make a market in the Notes. The Initial Purchasers are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time in the sold discretion of the Initial Purchasers without notice. Accordingly, there can be no assurance as to the development of liquidity of any market for the Notes. See "Description of Notes -- Registration Rights of the Noteholders" and "-- Plan of Distribution."

         Possible Price Volatility of Notes and Common Stock. The market price of the Company's Common Stock has been, and may continue to be, extremely volatile. The market price of the Notes and the shares of Common Stock into which the Notes are convertible may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents or proprietary rights, conditions and trends in the laser device and other technology industries, changes in financial estimates by securities analysts, general market conditions, and other factors. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many high technology companies and that have often been unrelated to the operating performance of these companies. The market price of the Company's Common Stock has fluctuated substantially in recent periods, rising from $4 3/4 (all prices are adjusted to reflect the Company's 2-for-1 stock split effective as of August 21, 1997) at the Company's initial public offering on September 18, 1996 to $48 3/4 on August 22, 1997, and declining to $25 1/2 on September 26, 1997. On October 29, 1997 the reported last sale price of the Company's Common Stock was $25 3/4. These broad market fluctuations may adversely affect the market price of the Notes and the Common Stock into which the Notes are convertible, and there can be no assurance that the market price of the Notes and the Common Stock into which the Notes are convertible will not decline below the levels prevailing at the time of this offering. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Such litigation, if brought against the Company, could result in substantial costs and a diversion of management's attention and resources.

         Anti-Takeover Effect of Nevada Law and Charter and Bylaw Provisions; Availability of Preferred Stock for Issuance. Nevada law and the Company's Articles of Incorporation and Bylaws contain provisions that could discourage a proxy contest or make more difficult the acquisition of a substantial block of the Company's Common Stock. In addition, the Board of Directors is authorized to issue, without stockholder approval, up to 5,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that may be superior to those of the Common Stock and that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal.

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                            NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                       -----------------------------------------------      -----------------
                                       1992     1993     1994       1995        1996               1997
                                       ----     ----     ----      ------      -------           -------
Ratio of earnings to fixed charges       --       --       --       1.21x       10.41x            10.77x


Ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges include, as applicable, interest (expensed or capitalized), amortization of debt issue costs and the estimated interest component of rent expense (one-third of lease payment). The Company had losses before income taxes and fixed charges of $(1,100), $(2,651) and $(1,706) in 1992, 1993 and 1994, respectively, and therefore a ratio is not presented.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Notes or the Common Stock issuable upon conversion thereof by the Selling
Securityholders.

                                 DIVIDEND POLICY

         The Company has never declared or paid cash dividends on its Common Stock and currently does not anticipate paying cash dividends in the foreseeable future.

                              DESCRIPTION OF NOTES

         The Notes were issued under an indenture dated as of August 6, 1997 (the "Indenture"), between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). A copy of the form of Indenture and Registration Rights Agreement (as defined below) are available from the Trustee upon request by a registered holder of the Notes. The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Offering Memorandum. Wherever particular provisions or defined terms of the Indenture (or of the Form of Note which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

         The Notes represent unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Notes" and convertible into Common Stock as described under "Conversion of Notes." The Notes are limited to $172,500,000 aggregate principal amount, were issued in denominations of $1,000 and multiples thereof and mature on August 6, 2004 unless earlier redeemed at the option of the Company or at the option of the holder upon a Fundamental Change (as defined).

         The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness (as defined below under "Subordination of Notes") or the issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described below under "Redemption at Option of the Holder."

         Interest is payable semi-annually on February 6 and August 6, commencing on February 6, 1998, to holders of record at the close of business on the preceding January 22 and July 22, respectively (subject to certain exceptions in the case of conversion of the Notes or redemption of the Notes at the option of the Company or at the option of the holder upon a Fundamental Change prior to the applicable interest payment date). Interest on the Notes accrues at the rate per annum of 3 1/2% through August 5, 2000 and will accrue at the rate per annum of 7 1/4% from August 6, 2000 to maturity or earlier redemption, representing a yield to maturity of approximately 5.4%. THE NOTES ARE TREATED FOR TAX PURPOSES AS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. SEE "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- INTEREST AND ORIGINAL ISSUE DISCOUNT." Interest may, at the Company's option, be paid either (i) by check mailed to the address of the person entitled thereto as it appears in the Note register (provided that the holder of Notes with an aggregate principal amount in excess of $2,000,000 shall, at the election of such holder, be paid by wire transfer in immediately available funds) or (ii) by transfer to an account maintained by such person located in the United States; provided, however, that payments to The Depository Trust Company, New York, New York ("DTC") will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest is computed on the basis of a 360-day year composed of twelve 30-day months.

CONVERSION OF NOTES

         The holders of Notes are entitled at any time after 90 days following the latest date of original issuance thereof through the close of business on the final maturity date of the Notes, subject to prior redemption, to convert any Notes or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of the Company, at the conversion price of $47.00 per share (adjusted to reflect the Company's 2-for-1 stock split effective August 21, 1997), and subject to further adjustment as described below (with the number of shares issuable upon conversion to be calculated by dividing the applicable conversion price into the stated principal amount of the Note to be converted). The effective conversion rate per $1,000 stated principal amount of Notes shall equal $1,000 divided by the applicable conversion price. Except as described below, no payment or other adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued. If any Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of Common Stock on the last business day prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption unless the Company defaults in the payment of the redemption price. A
Note in respect of which a holder is exercising its option to require redemption upon a Fundamental Change may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Indenture.

         The conversion price of $47.00 per share of Common Stock (adjusted to reflect the Company's 2-for-1 stock split effective August 21, 1997) is subject to further adjustment under formulae as set forth in the Indenture in certain events, including:

                  (i) the issuance of Common Stock of the Company as a dividend or distribution on the Common Stock;

                  (ii) certain subdivisions and combinations of the Common
         Stock;

                  (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock;

                  (iv) the distribution to all holders of Common Stock of capital stock (other than Common Stock) or evidences of indebtedness of the Company or of assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash);

                  (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75% of the average of the last reported sales price of the Common Stock during the ten trading days immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company. If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (v). If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution;

                  (vi) payment in respect of a tender offer or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price (as defined) per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

                  (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. The adjustment referred to in this clause (vii) will only be made if the tender offer or exchange offer is for an amount which increases the offeror's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in this clause (vii) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets.

         The Indenture provides that if the Company implements a stockholder's rights plan, such rights plan must provide that upon conversion of the Notes the holders will receive, in addition to the Common Stock issuable upon such conversion, such rights whether or not such rights have separated from the Common Stock at the time of such conversion.

         In the case of (i) any reclassification of the Common Stock, or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will generally be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, consolidation, merger, combination, sale or conveyance assuming that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

         In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring conversion price adjustments, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations" below.

         The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

         No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION BY THE COMPANY

         The Notes are not entitled to any sinking fund. At any time on or after August 9, 2000, the Notes will be redeemable at the Company's option on at least 30 days' notice as a whole or, from time to time, in part at a redemption price equal to the accreted value of such Notes to, but excluding, the date fixed for redemption, together with accrued interest to, but excluding, the date fixed for redemption.

         The table below shows the amount payable upon redemption of Notes (expressed as a percentage of the principal amount) at August 9, 2000 and each interest payment date thereafter during the term of the Notes. The amount payable upon redemption of a Note redeemed between such dates would include an additional amount reflecting additional accrued interest less amortized original issue discount since the next preceding date in the table to the actual redemption date.



REDEMPTION DATE              REDEMPTION AMOUNT   REDEMPTION DATE                     REDEMPTION AMOUNT
-------------------          -----------------  -----------------                    ----------------
August 9, 2000...........          106.372%     February 6, 2003   ................    102.533%
February 6, 2001.........          105.606      August 6, 2003   ..................    101.711
August 6, 2001...........          104.868      February 6, 2004   ................    100.867
February 6, 2002.........          104.111      August 6, 2004   ..................    100.000
August 6, 2002...........          103.332


         If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be of the portion selected for redemption.

         The Company may not give notice of any redemption of Notes if an Event of Default with respect to the payment of interest on any Notes has occurred and is continuing.

REDEMPTION AT OPTION OF THE HOLDER

         If a Fundamental Change (as defined) occurs at any time prior to August 6, 2004, each holder of Notes shall have the right, at the holder's option, to require the Company to redeem any or all of such holder's Notes on the date (the "Repurchase Date") that is 30 days after the date of the Company's notice of such Fundamental Change. The Notes will be redeemable in multiples of $1,000 principal amount.

         The Company shall redeem such Notes at a price equal to the accreted value of the Note to, but excluding, the date of redemption; provided that, if the Applicable Price (as defined) is less than the Reference Market Price (as defined), the Company shall redeem such Notes at a price equal to the foregoing redemption price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price. In each case, the Company shall also pay accrued interest on the redeemed Notes to, but excluding, the Repurchase Date; provided that, if such Repurchase Date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the Notes on the relevant record date.

         The Company is required to mail to all holders of record of the Notes a notice of the occurrence of a Fundamental Change and of the redemption right arising as a result thereof on or before the tenth day after the occurrence of such Fundamental Change. The Company is also required to deliver the Trustee a copy of such notice. To exercise the redemption right, a holder of Notes must deliver, on or before the 30th day after the date of the Company's notice of a Fundamental Change (the "Fundamental Change Expiration Time"), written notice of the holder's exercise of such right, together with the Notes to be so redeemed, duly endorsed for transfer, to the Company (or an agent designated by the Company for such purpose). Payment for Notes surrendered for redemption (and not withdrawn) prior to the Fundamental Change Expiration Time will be made promptly following the Repurchase Date.

         The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all Common Stock shall be exchanged for, converted into, acquired for or constitute the right to receive consideration which is not all or substantially all common stock listed (or, upon consummation of or immediately following such transaction or event, which will be listed) on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise). The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the average of the last reported sale price for the Common Stock during the ten trading days prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change. The term "Reference Market Price" shall mean $24.375 (which is equal to 66 2/3% of the last bid price of the Common Stock prior to the original issuance of the Notes, as adjusted to reflect the Company's 2-for-1 stock split effective August 21, 1997) and in the event of any adjustment to the conversion price described above pursuant to the provisions of the Indenture, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $24.375 to the conversion price of $47.00 per share (without regards to any adjustment thereto).

         The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable in connection with the redemption rights of the holders of Notes in the event of a Fundamental Change. The redemption rights of the holders of Notes could discourage a potential acquiror of the Company. The Fundamental Change redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

         The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Fundamental Change, but that would increase the amount of Senior Indebtedness outstanding at such time. Further, the payment of the Fundamental Change redemption price on the Notes is subordinated to the prior payment of Senior Indebtedness as described under "Subordination of Notes" below. In addition, any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain restrictions prohibiting the Company from purchasing or redeeming any Notes and may also provide that a Fundamental Change would constitute an event of default thereunder. In addition, if a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the Fundamental Change redemption price for all Notes tendered by the holders thereof. A default by the Company on its obligations to pay the Fundamental Change redemption price could result in acceleration of the payment of other indebtedness of the Company at the time outstanding pursuant to cross-default provisions. See "Risk Factors -- Limitations on Redemption of Notes Upon a Fundamental Change."

SUBORDINATION OF NOTES

         The Indebtedness evidenced by the Notes is subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest (including liquidated damages, if any) on the Notes is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full in cash of all Senior Indebtedness. In the event of any acceleration of the Notes because of an Event of Default (as defined), the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution in respect thereof. The Indenture will require that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

         The Company also may not make any payment upon or in respect of the Notes if (i) a default in the payment of the principal of, premium, if any, interest (including liquidated damages, if any), rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (a) in case of a payment default, upon the date on which such default is cured or waived or ceases to exist and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until (i) 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. During any period of payment blockage, any payment that otherwise would have been made during such period will accrue interest, to the extent legally permissible, at the annual rate set forth on the cover page hereof from the date on which such payment was required under the terms of the Indenture until the date of payment. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or shall be made, the basis for a subsequent Payment Blockage Notice.

         By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

         The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined) of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or expressly provides that such Indebtedness is pari passu or junior to the Notes. Notwithstanding the foregoing, the term Senior Indebtedness shall not include any Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company.

         The term "Indebtedness" means, with respect to any Person (as defined) and without duplication:

                  (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof), other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services,

                  (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances,

                  (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property,

                  (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

                  (e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d),

                  (f) any indebtedness or other obligations described in clauses
         (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person, and

                  (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through
         (f).

         The term "Designated Senior Indebtedness" means the Company's credit facility and any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

         At September 30, 1997, the Company had approximately $1.3 million indebtedness outstanding that would have constituted Senior Indebtedness. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness which any subsidiary can create, incur, assume or guarantee.

         In the event that, notwithstanding the foregoing, the Trustee or any holder of the Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

         The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will generally be senior to those of holders of the Notes in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT; NOTICE AND WAIVER

         An Event of Default is defined in the Indenture as being: default in payment of the principal of, or premium, if any, on the Notes; default for 30 days in payment of any installment of interest on the Notes; default by the Company for 60 days after notice in the observance or performance of any other covenants in the Indenture; or certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or premium, if any, or interest with respect to the Notes) if the Trustee considers it in the interest of the holders of the Notes to do so.

         The Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and accrued interest on the Notes to be due and payable immediately. In the case of certain events of bankruptcy or insolvency, the principal of, premium, if any, and interest on the Notes shall automatically become and be immediately due and payable. However, if the Company shall cure all defaults (except the nonpayment of principal of, premium, if any, and interest on any of the Notes which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount of the Notes then outstanding.

         The holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

MODIFICATION OF THE INDENTURE

         The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to redeem any Note upon the happening of any Fundamental Change in a manner adverse to holders of Notes, impair the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture, or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes in any material respect, without the consent of each holder of a Note so affected, or (ii) reduce the aforesaid percentage of Notes whose holders are required to consent to any such supplemental indenture, without the consent of the holders of all of the Notes then outstanding. The Indenture also provides for certain modifications of its terms without the consent of holders of the Notes.

REGISTRATION RIGHTS OF THE NOTEHOLDERS

         The Company agreed to file with the Commission a shelf registration statement, of which this prospectus forms a part, covering resales by holders of the Notes and the Common Stock issuable upon conversion of the Notes within 90 days after the latest date of original issuance of the Notes. The Company agreed to use its reasonable efforts to cause the registration statement to become effective as promptly as is practicable and to keep the registration statement effective until the earlier of (i) the sale pursuant to the shelf registration statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act, or any successor provision. The Company is permitted to suspend the use of this prospectus which is a part of the shelf registration statement for a period not to exceed 30 days in any three-month period, or not to exceed an aggregate of 60 days in any 12-month period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company has agreed to pay predetermined liquidated damages to those holders of Notes and those holders of Common Stock issued upon conversion of the Notes who have requested to sell pursuant to the registration statement if the registration statement is not timely filed or if the prospectus is unavailable for periods in excess of those permitted above. The Company has further agreed, if such failure to file or unavailability continues for an additional 30 day period, to pay predetermined liquidated damages to all holders of Notes and all holders of Common Stock issued upon conversion of the Notes, whether or not such holder has requested to sell pursuant to the shelf registration statement. A holder who sells Notes and Common Stock issued upon conversion of the Notes pursuant to the shelf registration statement, of which this prospectus forms a part, generally will be required to be named as a selling stockholder in the prospectus, deliver a prospectus to purchasers and be bound by those provisions of the Registration Rights Agreement (the "Registration Rights Agreement") which are applicable to such holder (including certain indemnification provisions). The Company has agreed to pay all expenses of the registration statement, provide to each registered holder copies of such prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Notes and the Common Stock issued upon conversion of the Notes.

INFORMATION CONCERNING THE TRUSTEE

         State Street Bank and Trust Company of California, N.A., as Trustee under the Indenture, has been appointed by the Company as paying agent, conversion agent, registrar and custodian with regard to the Notes.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, or persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes. This summary discusses the tax considerations applicable to the initial purchasers of the Notes who purchase the Notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the Notes. The Company has not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of any applicable foreign, state, local or other tax laws.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

INTEREST AND ORIGINAL ISSUE DISCOUNT

         Qualified Stated Interest on the Notes. Interest constituting "qualified stated interest" paid on a Note will be taxable to a holder as ordinary interest income at the time it accrues or is received, in accordance with the holder's usual method of accounting for federal income tax purposes. Special original issue discount ("OID") rules governing the treatment of interest other than qualified stated interest are described under "Original Issue Discount" below.

         In general, qualified stated interest is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer), at least annually during the entire term of a note, at a single fixed rate of interest (which rate reflects accrual periods of different lengths, if any), or at variable rates or a combination thereof.

         Interest on the Notes will be fixed for all periods through August 5, 2000, at a 3 1/2% rate which will be lower than the rate that will be fixed thereafter. As a result only interest computed at the 3 1/2% initial stated interest rate should be treated as qualified stated interest. Interest that accrues on the Notes in an amount in excess of interest computed at that rate (the "Step-Up Interest") should generally not be treated as qualified stated interest.

         Original Issue Discount. In general, the amount of OID with respect to a Note will equal the excess of the "stated redemption price at maturity" of the Note over its issue price. The stated redemption price at maturity of a Note is the aggregate of all payments due to the holder on the Note at or prior to its maturity date, other than qualified stated interest. In general, the "issue price" of a Note will be the first price paid by a holder who purchased the Notes in connection with their original issuance at the original issue price. Thus, the stated redemption price at maturity of the Notes will include the Step-Up Interest and the Notes will be treated as issued with OID, and a holder of a Note will be required to include such OID in income under a constant yield method based on compounding of interest regardless of the holder's regular method of accounting and regardless of when such holder receives cash payments relating to the OID, unless the amount of OID is de minimis. Initially, accruals of OID together with qualified stated interest will exceed cash interest payments on the Notes. Thereafter, OID together with qualified stated interest will be less than the cash interest payments on the Notes relating to OID. Any payment (other than a payment of qualified stated interest) will be treated first as a payment of OID to the extent of the OID that has accrued as of the date of payment (and to which prior payments have not been allocated) and second as a payment of principal.

         The Issuer or the Paying Agent will be required to furnish annually to the Internal Revenue Service and to each holder information regarding the amount of OID attributable to that year.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

         Upon the sale, exchange or redemption of a Note, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income which is taxable as ordinary income) and (ii) such holder's adjusted tax basis in the Note. A holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder, increased by the amount of OID previously included in income with respect to the Note and reduced by the amount of payments received with respect to the Note that for tax purposes was allocated to accrued OID or treated as a payment of principal. Under current law such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the
Note is more than eighteen months at the time of sale, exchange or redemption.

CONVERSION OF THE NOTES

         A holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except with respect to cash received in lieu of a fractional Share of Common Stock. A holder's tax basis in the Common Stock received on conversion of a Note will be the same as such holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

         Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share).

DIVIDENDS; ADJUSTMENT OF CONVERSION PRICE

         Dividends paid on the Common Stock generally will be includable in the income of a holder as ordinary income to the extent of the Company's current or accumulated earnings and profits.

         Holders of convertible debt instruments such as the Notes may, in certain circumstances, be deemed to have received constructive distributions where the conversion ratio of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the Notes (including, without limitation, adjustments in respect of taxable dividends to stockholders of the Company) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of Notes might be deemed to have received constructive distributions taxable as dividends.

SALE OF COMMON STOCK

         Upon the sale or exchange of Common Stock, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder's adjusted tax basis in the Common Stock. Under current law such capital gain or loss will be long-term capital gain or loss if the holder's holding period in Common Stock is more than eighteen months at the time of the sale or exchange. A holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "-- Conversion of the Notes."

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

         In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock, and a 31% backup withholding tax may apply to such payments if the holder either (i) fails to demonstrate that the holder comes within certain exempt categories of holders or (ii) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, is notified by the IRS that he has failed to report payments of interest and dividends properly, or under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

SPECIAL TAX RULES APPLICABLE TO FOREIGN HOLDERS

         For purposes of the following discussion, a "United States Alien Holder" is any holder who, for United States federal income tax purposes, is a foreign corporation, a foreign partnership, a nonresident alien individual, an estate, other than an estate the income of which is includible in income for federal income tax purposes regardless of its source, or a trust other than a trust for which a court within the United States is able to exercise primary supervision over the administration of the trust, and for which one or more United States fiduciaries have the authority to control all substantial decisions of the trust. Such discussion does not address any specific facts or circumstances that may apply to a particular United States Alien Holder (including the fact that in the case of a United States Alien Holder that is treated as a partnership for United States tax purposes, the United States tax consequences of holding and disposing of the Notes or the Common Stock may be affected by certain determinations at the partner level).

         Payments of interest on the Notes to a United States Alien Holder will not be subject to United States federal withholding tax provided that (a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the holder is not a controlled foreign corporation that is related to the Company through stock ownership and (c) either (1) the beneficial owner of the Note, under penalties of perjury, provides the Company or its agent with its name and address and certifies that it is not a United States person or (2) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to the Company or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnishes to the Company or its agent a copy thereof.

         A United States Alien Holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale or exchange of Notes or Common Stock unless (i) the holder is an individual who was present in the United States for 183 days or more during the taxable year and to whom such gain is, under applicable tax rules, considered to be from United States sources, (ii) the gain is effectively connected with the conduct of a trade or business of the holder in the United States, (iii) the United States Alien Holder is subject to tax pursuant to the provisions of United States tax law applicable to certain former United States citizens or residents or (iv) the Company is or has been a "United States real property holding corporation" at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company does not believe that it is currently a "United States real property holding corporation," or that it will become one in the future.

         Income received by a United States Alien Holder in the form of interest on Notes or dividends on Common Stock will be subject to a United States federal withholding tax at a 30% rate upon the actual payment of the dividends or interest (except as described above with respect to the payment of interest) and except where an applicable tax treaty provides for the reduction or elimination of such withholding tax. However, a United States Alien Holder generally will be taxed in the same manner as a United States corporation or resident with respect to such income if it is effectively connected with the conduct of a trade or business in the United States. Such effectively connected income received by a United States Alien Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

         Dividends paid to United States Alien Holders that are subject to the withholding tax described above will generally be exempt from United States backup withholding tax but will be subject to certain information reporting. Backup withholding generally will not apply to payments of interest made to a United States Alien Holder if the certification described above is received, but will be subject to certain information reporting. Payment of the proceeds of the sale of Notes or Common Stock to or through a United States office of a broker will be subject to information reporting and possible backup withholding at a rate of 31% unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Payment of the proceeds of the sale of Notes or Common Stock to or through a foreign office of a broker generally will not be subject to backup withholding tax. However, in the case of the payment of proceeds from the disposition of Notes or Common Stock through a foreign office of a broker that is (i) a United States person,
(ii) a "controlled foreign corporation" for United States federal income tax purposes, or (iii) a foreign person 50% or more of whose gross income from all sources for a specified period is derived from activities that are effectively connected with the conduct of a United States trade or business, information reporting is required on the payment unless the broker has documentary evidence in its files that the owner is a non-United States person and the broker has no actual knowledge to the contrary. Any amounts withheld under the backup withholding rules from a payment to a United States Alien Holder will be allowed as a refund or a credit against such United States Alien Holder's United States federal income tax, provided that the required information is furnished to the Internal Revenue Service.

         The backup withholding and information reporting rules are under study by the United States Treasury Department. Treasury regulations addressing backup withholding and information reporting were proposed in April, 1996. There can be no assurance when, and in what form, final regulations will be adopted.

                             SELLING SECURITYHOLDERS

         The Notes offered hereby were originally issued by the Company and sold by the Initial Purchasers, in a transaction exempt from the registration requirements of the Securities Act, to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or in compliance with the provisions of Regulation S under the Securities Act. The Selling Securityholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and Common Stock issued upon conversion of the Notes.

         Prior to any use of this Prospectus in connection with an offering of the Notes and/or the Common Stock issuable upon conversion of the Notes, this Prospectus will be supplemented to set forth the name and number of shares beneficially owned by the Selling Securityholder intending to sell such Notes and/or Common Stock and the number of Notes and/or shares of Common Stock to be offered. The Prospectus Supplement will also disclose whether any Selling Securityholder selling in connection with such Prospectus Supplement has held any position or office with, been employed by or otherwise has had a material relationship with, the Company or any of its affiliates during the three years prior to the date of the Prospectus Supplement.

                              PLAN OF DISTRIBUTION

         The Company will not receive any of the proceeds of the sale of the Notes and Common Stock offered hereby. The Notes and Common Stock may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Notes and Common Stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes and Common Stock for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Notes and Common Stock may be deemed to be "underwriters," and any profits on the sale of the Notes and Common Stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         The Notes and Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Notes and Common Stock may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Notes and Common Stock issuable upon conversion thereof as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; (f) through the writing of options; and (g) other. At any time a particular offer of the Notes and Common Stock is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Notes and Common Stock. In addition, the Notes and Common Stock covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

         To the best knowledge of the Company, there are currently no plans, arrangement or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Securities by the Selling Securityholders. There is no assurance that any Selling Securityholder will sell any or all of the Securities offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Securities by other means not described herein.

         The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of any of the Notes and Common Stock by the Selling Securityholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Notes and Common Stock to engage in market-making activities with respect to the particular Notes and Common Stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Notes and Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Notes and Common Stock.

         Pursuant to the Registration Rights Agreement entered into in connection with the offer and sale of the Notes by the Company, each of the Company and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

         The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.


                                  LEGAL MATTERS

         The validity of the Notes and the Common Stock being offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     EXPERTS

         The consolidated financial statements of Cymer, Inc. incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph that describes a change during 1994 in the Company's method of accounting for the accretion on the Company's Redeemable Convertible Preferred Stock), and have been so incorporated herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the Selling Securityholders. All amounts are estimated except the Securities and Exchange Commission registration fee.



                                                                                AMOUNT
                                                                             --------------
SEC registration fee.....................................................       $52,272.73

Accounting fees and expenses.............................................        10,000.00
Legal fees and expenses..................................................        10,000.00
Miscellaneous fees and expenses..........................................         5,000.00
                                                                                 ---------
         Total...........................................................       $77,272.73
                                                                                 =========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 78.751 of the Nevada General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law, including circumstances in which indemnification is otherwise discretionary under Nevada law. The Registrant has entered into indemnification agreements with its directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Nevada General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Article 5 of the Registrant's Restated Articles of Incorporation provides for indemnification of its directors and officers to the maximum extent permitted by the Nevada General Corporation Law and Article 26 of the Registrant's Amended and Restated Bylaws provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Nevada General Corporation Law. In addition, the Company agreed to indemnify and hold the Initial Purchasers harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Notes by the Initial Purchasers. The Registration Rights Agreement provides for the Company and the Selling Securityholders to indemnify each other against certain liabilities arising under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



        EXHIBIT
        NUMBER                            DESCRIPTION
       ---------  -------------------------------------------------------------------
         4.5      Indenture, dated as of August 6, 1997, by and among the
                  Company and State Street Bank and Trust Company of California,
                  N.A., as trustee thereunder(1).

         4.6 Registration Rights Agreement, dated as of August 6, 1997, by and among the Company and Morgan Stanley & Co. Incorporated and Montgomery Securities(1).

         4.7      Form of Note (included in Exhibit 4.5).

         5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                  Corporation.

         12.1     Computation of Ratio of Earnings to Fixed Charges.

         23.1     Independent Auditors' Consent, Deloitte & Touche LLP.

         23.2     Consent of Wilson Sonsini Goodrich & Rosati, Professional
                  Corporation (included in Exhibit 5.1).

         24.1     Power of Attorney (see page II-4).

         25.1     Statement of Eligibility and Qualification Under the Trust
                  Indenture Act of 1939 of a Corporation designated to act as Trustee on Form T-1.

         27.1     Financial Data Schedule(2).

------------
(1) Filed as an exhibit to the Company's Form 8-K dated August 7, 1997 and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-offering amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant , Cymer, Inc., a corporation organized and existing under the laws of the State of Nevada, certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 29th day of October 1997.

                                         CYMER, INC.

                                         By: /s/ WILLIAM A.  ANGUS, III
                                             -----------------------------------
                                                 William A.  Angus, III
                                                 Senior Vice President,
                                          Chief Financial Officer and Secretary


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert P. Akins and William A. Angus, III, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                NAME                                             TITLE                            DATE
-------------------------------------     -----------------------------------------------  -------------------
/s/       ROBERT P.  AKINS                President, Chief Executive Officer and            October 29, 1997
------------------------------------         Chairman of the Board
          Robert P.  Akins

/s/    WILLIAM A.  ANGUS, III             Senior Vice President, Finance, Chief Financial   October 29, 1997
------------------------------------         Officer and Secretary
       William A.  Angus, III

/s/       NANCY J.  BAKER                 Director, Corporate Finance, Treasurer and        October 29, 1997
------------------------------------         Chief Accounting Officer
          Nancy J.  Baker

/s/      RICHARD P.  ABRAHAM              Director                                          October 29, 1997
------------------------------------
         Richard P.  Abraham

/s/       KENNETH M. DEEMER               Director                                          October 29, 1997
------------------------------------
         Kenneth M.  Deemer

                                          Director
------------------------------------
          Peter J.  Simone

/s/      F.  DUWAINE TOWNSEN              Director                                          October 29, 1997
------------------------------------
         F.  Duwaine Townsen



        EXHIBIT
        NUMBER                            DESCRIPTION
       ---------  -------------------------------------------------------------------
         4.5      Indenture, dated as of August 6, 1997, by and among the
                  Company and State Street Bank and Trust Company of California,
                  N.A., as trustee thereunder(1).

         4.6 Registration Rights Agreement, dated as of August 6, 1997, by and among the Company and Morgan Stanley & Co. Incorporated and Montgomery Securities(1).

         4.7      Form of Note (included in Exhibit 4.5).

         5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                  Corporation.

         12.1     Computation of Ratio of Earnings to Fixed Charges.

         23.1     Independent Auditors' Consent, Deloitte & Touche LLP.

         23.2     Consent of Wilson Sonsini Goodrich & Rosati, Professional
                  Corporation (included in Exhibit 5.1).

         24.1     Power of Attorney (see page II-4).

         25.1     Statement of Eligibility and Qualification Under the Trust
                  Indenture Act of 1939 of a Corporation designated to act as Trustee on Form T-1.

         27.1     Financial Data Schedule(2).

--------------
(1) Filed as an exhibit to the Company's Form 8-K dated August 7, 1997 and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference.